Exhibit 99

NewsRelease

TC PipeLines, LP announces first quarter 2019 cash distribution

HOUSTON, Texas – April 23, 2019 -– TC PipeLines, LP (NYSE: TCP) (the Partnership) today announced that the board of directors of TC PipeLines GP, Inc., its general partner, declared the Partnership’s first quarter 2019 cash distribution of $0.65 per common unit. The distribution is unchanged from the quarterly distributions declared for 2018.

This cash distribution is the 80th consecutive quarterly distribution paid by the Partnership and is payable on May 13, 2019 to unitholders of record at the close of business on May 3, 2019.

About TC PipeLines, LP

TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.
This release serves as qualified notice to nominees under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of TC PipeLines, LP's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees are treated as the withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Media Inquiries:
Grady Semmens
403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com